Effective May 30, 2014, the Adviser may obtain exposure to the A-Share components of the Fund's Underlying Index indirectly by also investing in the db X-trackers Harvest CSI 500 China A-Shares Small Cap Fund, an affiliated fund sub-advised by Harvest Global Investments Limited ("HGI"), a licensed RQFII.